Exhibit 3.2

STRATEGIC STORAGE GROWTH TRUST, INC.

ARTICLES SUPPLEMENTARY

Strategic Storage Growth Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.2 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 350,000,000 authorized but unissued shares of Class A Common Stock, $0.001 par value per share, of the Corporation (the “Class A Common Stock”) as shares of Class T Common Stock, $0.001 par value per share, of the Corporation (the “Class T Common Stock”), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of shares of Class A Common Stock and Class T Common Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary are 350,000,000 and 350,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class T Common Stock

(1) Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

(a) Dealer Manager. The Person selected by the board of directors to act as the dealer manager for an offering of Stock.

(b) Dealer Manager Fee. The dealer manager fee payable to the Dealer Manager in connection with the sale of Stock, as described in the Corporation’s most recent Prospectus for an offering of such Stock.

(c) Stockholder Servicing Fee. The stockholder servicing fee on the Class T Common Stock payable to the Dealer Manager and to be re-allowed to participating broker-dealers, as described in the Corporation’s most recent Prospectus for an offering of Class T Common Stock (or, if the Corporation is not then engaged in an offering of Class T Common Stock, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission).

(d) Net Asset Value Per Share of Class T Common Stock. The net asset value of the Corporation allocable to the Class T Common Stock, determined as described in the Corporation’s most recent Prospectus for an offering of Class T Common Stock (or, if the Corporation is not then engaged in an offering of Class T Common Stock and the calculation methodology has been amended by the board of directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), divided by the number of outstanding shares of Class T Common Stock.

(e) Sales Commission. The commission payable to underwriters, dealer managers or other broker-dealers in connection with the sale of Stock, including, without limitation, the commission payable to the Dealer Manager and to be re-allowed to participating broker-dealers.

(2) Treatment as Class A Common Stock. Except as set forth in Sections 3, 4 and 5 below, the Class T Common Stock shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Common Stock and all provisions of the Charter applicable to the Class A Common Stock, including, without limitation, the provisions of Articles V and VI, shall apply to the Class T Common Stock.

(3) Rights Upon Liquidation. The holder of each share of Class T Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value Per Share of Class T Common Stock.

(4) Distributions. The per share amount of any distribution on the Class T Common Stock in relation to the per share amount of any distribution on the Class A Common Stock shall be determined as described in the Corporation’s most recent Prospectus for an offering of Class T Common Stock (or, if the Corporation is not then engaged in an offering of Class T Common Stock, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission).

(5) Fees and Commission. Each share of Class T Common Stock shall be subject to a Sales Commission and a Dealer Manager Fee as described in the Corporation’s most recent Prospectus for an offering of Class T Common Stock. Each share of Class T Common Stock (other than a share of Class T Common Stock sold pursuant to a distribution reinvestment plan) shall be subject to a Stockholder Servicing Fee as described in the Corporation’s most recent Prospectus for an offering of Class T Common Stock (or, if the Corporation is not then engaged in an offering of Class T Common Stock, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission).

SECOND: A description of the Class A Common Stock is contained in the Charter.

THIRD: The Class T Common Stock has been reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 28th day of September, 2015.

ATTEST:		STRATEGIC STORAGE GROWTH TRUST, INC.

/s/ Paula Mathews		By:	/s/ H. Michael Schwartz
Name:	Paula Mathews	Name:	H. Michael Schwartz
Title:	Secretary	Title:	President